U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1.   Name and Address of Reporting Person*

     Allen & Company Incorporated
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   (Last)                            (First)              (Middle)

     711 Fifth Avenue
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                                    (Street)

     New York                          NY                   10022
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   (City)                            (State)                (Zip)

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2.   Date of Event Requiring Statement (Month/Day/Year)

     June 21, 2002
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

     Regen Biologics, Inc. (RGBI)
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5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [x (1)]  10% Owner
     [_]  Officer (give title below)           [_]      Other (specify below)


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6.   If Amendment, Date of Original (Month/Day/Year)


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7.   Individual or Joint/Group Filing  (Check applicable line)

     [x]  Form Filed by One Reporting Person

     [_]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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  Common Stock                           633,741                        D
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*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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Common Stock Warrants    Immed.    3/19/06         Common Stock            280,000           $0.50           D
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Common Stock Warrants    Immed.    8/29/07         Common Stock             17,212           $0.53           D
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Common Stock Warrants    Immed.    6/21/07         Common Stock            152,017           $0.45           D
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Series A Convertible
Preferred Stock          Immed.    N/A             Common Stock            492,785           $0.45           D
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Series B Convertible
Preferred Stock          Immed.    N/A             Common Stock            956,494           $0.46           D
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Explanation of Responses:
(1) The reporting person is a member of a Section 13(d) group that owns more than 10% of the issuer's outstanding common stock.




        /s/ Rosemary Fanelli                               December 23, 2002
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      **Signature of Reporting Person                             Date
        Name:  Rosemary Fanelli
        Title: Vice President

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).